Exhibit 99.4

Leslie Constans

Digimarc Public Relations

503-495-4568

lconstans@digimarc.com

Mizuha Nakajima

Revolution PR for Digimarc

503-997-6045

mizuha@revolutionpr.com

FOR IMMEDIATE RELEASE

Massachusetts Partners with Digimarc to Enhance Driver License Security

State upgrades licenses with Digimarc IDMarc™ digital watermarking,  Kinegram® optically variable graphics and other security features

Tualatin, OR – Jan. 20, 2004 – Digimarc Corporation (NASDAQ: DMRC) today announced that the Massachusetts Registry of Motor Vehicles (RMV) has adopted a package of security enhancements and upgrades for its driver license, which Digimarc has been producing for the state since 1999.

As part of the security upgrade, Massachusetts will implement a range of state-of-the-art ID security features, becoming the first state to incorporate a 2-D Kinegram on its license and the sixth state to adopt the IDMarc digital watermarking security feature.

A Kinegram is an optically variable graphic (OVG) that moves when viewed from different angles. The feature, which can be examined visually, is made with a unique process that is not commercially available, making it one of the most secure overt security features reserved for use in banknotes, passports, ID cards and now U.S. driver licenses.

With the adoption of Digimarc IDMarc™ digital watermarking, Massachusetts is taking advantage of an innovative layer of covert, machine-readable security that enables automated cross-jurisdictional document authentication and age verification, and aids in forensic analysis.

“We welcome the opportunity to support our home state in its efforts to promote a more secure driver license system for the Commonwealth,” said Indra Paul, president, Digimarc ID Systems, which is based in Burlington, Massachusetts. “Our work demonstrates a long-term commitment to working with the Massachusetts RMV and law enforcement to provide robust security features that are designed to deter counterfeiting.”

“Massachusetts is committed to continually enhancing the security of our driver license. Thus, we are pleased to be partnering with Digimarc to incorporate the most sophisticated security technologies available,” said Kimberly Hinden, registrar, Massachusetts RMV. “These enhancements will help further defend our driver license against the threat of counterfeiting and fraud.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Tualatin, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable production of more than 60 million personal identification documents and driver licenses per year in 32 U.S. states and more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 135 issued U.S. patents with more than 2,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies.

The company is headquartered in Tualatin, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington DC area; and European offices in London and Vienna. Please go to www.digimarc.com for more company information.

Securities Safe Harbor

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about these factors is set forth in filings by Digimarc with the Securities and Exchange Commission, including the most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q. Digimarc is not obligated to (and expressly disclaim any obligation to) revise or update any forward-looking statements in order to reflect events or circumstances, whether they arise as a result of new information, future events, or otherwise.

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